Exhibit 99.1

FOR IMMEDIATE RELEASE

July 29, 2014

Contact: Cloud Peak Energy Inc.
Karla Kimrey
Vice President, Investor Relations
720-566-2932

CLOUD PEAK ENERGY INC. ANNOUNCES RESULTS FOR
THE SECOND QUARTER AND FIRST SIX MONTHS OF 2014

Gillette, Wyo, July 29, 2014 — Cloud Peak Energy Inc. (NYSE:CLD), one of the largest U.S. coal producers and the only pure-play Powder River Basin (“PRB”) coal company, today announced results for the second quarter and first six months of 2014.

Highlights and Recent Developments

	Quarter Ended		Year To Date
(in millions, except per share amounts)	6/30/14	6/30/13	6/30/14	6/30/13
Adjusted EBITDA(1)	$45.2	$37.3	$84.6	$85.5
Net income (loss)	$(2.1)	$4.7	$(17.8)	$20.1

Adjusted EPS(1)	$0.01	$(0.02)	$(0.10)	$0.08
Diluted EPS	$(0.04)	$0.08	$(0.29)	$0.33
Average cost per ton sold	$10.48	$10.81	$10.56	$10.58

Shipments — owned and operated mines (tons)	20.6	20.1	41.0	41.2

Asian exports (tons)	1.0	1.2	2.0	2.4

(1)         Non-GAAP financial measure; please see definition and reconciliation below in this release and the attached tables.

•                  Strong cost controls resulted in second quarter Adjusted EBITDA of $45.2 million, up 21 percent from $37.3 million in the second quarter of 2013, and first half 2014 Adjusted EBITDA of $84.6 million, in line with the first half of 2013, despite continuing rail service issues impacting 2014 shipments.

•                  Maintaining full year Adjusted EBITDA guidance, despite railroad interruptions decreasing expected full year shipments.  Reducing capital expenditure guidance in the light of continued successes in our asset management programs.

•                  Secured approval from the Wyoming Department of Environmental Quality to release and self-bond $200 million of reclamation surety bonds.  This will help reduce on-going surety premiums and is a reflection on the continued financial strength of Cloud Peak Energy.

•                  Maintained strong balance sheet with cash of $225 million and available liquidity of $757 million.

Colin Marshall, President and Chief Executive Officer, commented, “We were disappointed that rail service interruptions continued to impact our shipments in the second quarter.  However, we controlled costs and capital expenditures, and we were pleased with the resulting financial performance.  We are continuing to work diligently with the railroad to understand their plans for improvement.  In the meantime, customer stockpiles of PRB coal are at low levels and PRB coal remains a lower cost fuel source compared to natural gas.  We will continue to focus on controlling costs as we await improved rail service to allow us to ship our contracted tons through the rest of the year.”

Health and Safety Record

We were saddened by the death of a haul truck operator at our Spring Creek Mine in a single truck incident in June.  Our thoughts and condolences go to his family, friends, and colleagues.  We are supporting the Mine Safety and Health Administration (“MSHA”) during their investigation and are awaiting their findings into the cause of this incident.

During the second quarter of 2014, of our approximately 1,400 full-time mine site employees, two suffered reportable injuries resulting in a year-to-date MSHA All Injury Frequency Rate (“AIFR”) of 0.77, an increase from the full year 2013 rate of 0.59.  During 32 MSHA inspector days at our mine sites in the second quarter, we were issued just four substantial and significant citations and total fines of $3,590 on two of the citations.  The fines for the other two citations have not been assessed at the time of this release.  During the second quarter, fines of $5,931 were assessed on the eight citations we received in the first quarter.

In recognition of our commitment to safety, the Cordero Rojo Mine was notified that it won the Governor’s Summit Safety Award in the large mine category, and the Spring Creek Mine was awarded the 2014 Rocky Mountain Coal Mining Institute Safety Award for large surface mines.

Consolidated Business Results

	Quarter Ended		Year To Date
(in millions, except per share amounts)	6/30/14	6/30/13	6/30/14	6/30/13
Total tons sold	21.0	20.9	41.7	42.2
Total revenue	$320.9	$330.0	$639.9	$668.0
Net income (loss)	$(2.1)	$4.7	$(17.8)	$20.1
Adjusted EBITDA(1)	$45.2	$37.3	$84.6	$85.5
Adjusted EPS(1)	$0.01	$(0.02)	$(0.10)	$0.08

(1)         Non-GAAP financial measure; please see definition and reconciliation below in this release and the attached tables.

Operating Segments

Owned and Operated Mines

Our Owned and Operated Mines segment comprises the results of mine site sales from our three owned and operated mines, primarily to domestic utility customers and also to our Logistics and Related Activities segment.

	Quarter Ended		Year To Date
(in millions, except per ton amounts)	6/30/14	6/30/13	6/30/14	6/30/13
Tons sold	20.6	20.1	41.0	41.2
Revenue	$272.1	$265.0	$541.7	$543.7
Realized price per ton sold	$13.08	$13.05	$13.05	$13.07
Average cost of product sold per ton	$10.48	$10.81	$10.56	$10.58
Adjusted EBITDA(1)	$42.0	$34.2	$83.2	$79.9

(1)   Non-GAAP financial measure; please see definition and reconciliation below in this release and the attached tables.

While demand from our customers was very strong, second quarter 2014 tons sold from our Owned and Operated Mines segment were limited by rail service interruptions which persisted throughout the quarter.  We understand the railways are taking measures to improve service but that recent seasonal flooding and poor weather have delayed their efforts.  We will continue to work with the railways and our customers to maximize shipments of contracted 2014 tons through the rest of the year.

Revenue from our Owned and Operated Mines segment increased in the second quarter of 2014 compared to 2013 due to a slightly higher average realized price per ton sold and higher tons shipped.  For the quarter, the total cost of product sold decreased slightly which, combined with slightly higher tons sold, led to the reduction in cost per ton.  We continued to achieve significant cost and capital savings from our in-house condition monitoring and repair work.  These savings were partially offset by higher labor and fuel costs associated with the additional workload and tons shipped.  We continue to plan for higher shipment rates for the rest of the year, which we expect to further reduce our average costs per ton as the year progresses.

Logistics and Related Activities

Our Logistics and Related Activities segment comprises the results of our logistics and transportation services to our domestic and international customers.

	Quarter Ended		Year To Date
(in millions)	6/30/14	6/30/13	6/30/14	6/30/13
Total tons delivered	1.2	1.4	2.4	2.8
Asian export tons	1.0	1.2	2.0	2.4
Revenue	$54.7	$67.1	$113.2	$132.9
Realized gains on financial instruments	$7.5	$2.6	$10.9	$2.6
Cost of product sold (delivered tons)	$57.9	$64.4	$117.6	$127.3
Adjusted EBITDA(1)	$2.7	$2.8	$3.1	$4.1

(1)         Non-GAAP financial measure; please see definition and reconciliation below in this release and the attached tables.

Delivered shipments to our domestic and Asian customers decreased slightly in the second quarter of 2014 compared to 2013 due to rail service issues on the northwest rail corridor.  Along with weak international market prices for seaborne thermal coal, this resulted in lower revenue for the quarter.  We have experienced increased demurrage costs so far this year as ships were delayed at the terminal waiting for coal.  Recently, demurrage has been decreasing as we continued to work closely with our customers, the BNSF Railway, and Westshore Terminals to improve scheduling while rail delays continue.  Our forward sales hedging program mitigated some of the impact of lower spot prices with a realized gain of $7.5 million in the second quarter.

Balance Sheet and Cash Flow

Cash flow from operations totaled $22.6 million for the second quarter of 2014.  Capital expenditures (excluding capitalized interest) were $2.6 million, none of which was financed under capital leases.

For the first six months of 2014, operations generated cash flow of almost $50 million (excluding the $14 million of refinancing costs paid in the first quarter).  Capital expenditures were $8.4 million (including assets acquired under capital leases).

As of June 30, 2014, unrestricted cash and investments were $225.5 million, and total available liquidity was $757 million.

During the quarter, we received approval from the Wyoming Department of Environmental Quality to self-bond and release $200 million of the surety bonds held to cover reclamation obligations in accordance with Wyoming regulations.  The approval to release and self bond this amount is a reflection of our balance sheet strength and will also help us save around $2 million per year in surety premium costs.

Outlook

Based on data from the Energy Information Administration, through April 2014, U.S. electric generation from coal-fired power was up seven percent and coal consumption was 291 million tons, up 18 million tons compared to last year.  We understand that inventory levels vary significantly from utility to utility, with some having very low levels forcing them to conserve their coal burn. Total electricity generation is up four percent while natural gas generation was down three percent, which emphasizes the importance of coal-fired generation as a reliable, low-cost energy source for the U.S.

During the second quarter of 2014, domestic coal market fundamentals continued to be favorable, but the lingering performance issues with the western railroads have forced several utilities to conserve coal during the quarter in anticipation of normal summer burn requirements. Even with utilities conserving coal, inventories are at the lowest levels in many years.  Due to a slow start to the summer cooling season and increased gas production natural gas storage is recovering from very low levels at the end of the winter.  Natural gas prices have remained consistently above $3.50/mmBtu making PRB coal economic where it is available.

Domestic utility stockpiles of PRB coal are estimated to have fallen to 62 million tons at the end of June 2014, down 18 percent or 14 million tons from a year ago.  We and our customers will continue to focus on ensuring the rail delivery of their contracted coal.  So far this year, we have seen an increase in requests for additional coal for delivery this year.  As we are fully sold out for 2014, we have not been bidding on these requests.

While shipments over the first half of the year have been disappointing, we continue to expect an improvement in deliveries in the second half of the year. With the planned improved deliveries, we believe that prices will be supported based on fundamentals of strong coal consumption, well below normal coal inventories and more sustainable natural gas prices.

Internationally, we continue to see strong demand from our Asian customers, which continues to be met by increased supply from projects commissioned several years ago leading to current weak pricing.  During the first half of 2014, we saw strong interest in Spring Creek coal in our primary focused markets of South Korea, Japan, and Taiwan as they work to increase generation in the face of growing demand and reduced nuclear generation.  These countries are moving ahead with numerous projects to build additional modern coal-fired generation, which will be designed to consume high-grade subbituminous coal, including our benchmark Spring Creek coal.

For 2014, we have contracted to sell 89 million tons from our three owned and operated mines.  Of this committed 2014 production, 86 million tons are under fixed-price contracts with a weighted-average price of $13.05 per ton.  During the quarter, we fixed prices on approximately 3 million tons of previously contracted indexed coal for 2014 deliveries at an average price of approximately $11.93 per ton.

For 2015, we have currently committed to sell 61 million tons from our three owned and operated mines.  Of this committed 2015 production, 48 million tons are under fixed-price contracts with a weighted-average price of $13.22 per ton.  During the quarter, we contracted approximately 10 million tons for 2015 delivery at an average price of $12.00 per ton reflecting the mix between 8,400 Btu and 8,800 Btu coal and prevailing market prices.

We are continuing to forecast 2014 export shipments through Westshore of between 4.0 and 4.5 million tons.  Demand from our international customers continues to be strong, and we continue to seek to fill all available capacity at Westshore while working to minimize demurrage costs due to rail interruptions delaying shipments.  At current international pricing levels, there is little logistics margin available on our export sales.  However, we continue to benefit from the margins realized by our Owned and Operated Mines segment and through our hedge positions.

As a result of our lower than expected second quarter shipments, we are reducing our 2014 shipment guidance by one million tons to 85 to 89 million tons.  This will still require an expected improvement in rail performance through the end of the year. Due to the strong cost control shown by the operations, we are maintaining our Adjusted EBITDA guidance range of $180 to $210 million for the full year.  We are reducing our capital expenditure range by approximately $15 million to a new range of $30 to $40 million.

Marshall commented, “During the quarter, we were able to manage costs well despite lower than expected shipments to produce a solid Adjusted EBITDA result.  We have also been able to maintain our strong balance sheet and liquidity position to secure ourselves against the risk of a delayed market improvement. Looking forward, our customers are keen to take their contracted coal to rebuild their stockpiles in time for winter, and our mines are well positioned with stripping and inventory to supply the coal as long as rail performance improves as anticipated. We are optimistic that the second half of the year will improve over the first half and that increased shipments will allow coal burn to normalize leading to improved pricing for future years.”

2014 Guidance — Financial and Operational Estimates

The following table provides our current outlook and assumptions for selected 2014 consolidated financial and operational metrics:

Estimate or Estimated Range
Coal shipments for our three owned and operated mines(1)	85 - 89 million tons
Committed sales with fixed prices	Approximately 86 million tons
Anticipated realized price of produced coal with fixed prices	Approximately $13.05 per ton
Adjusted EBITDA(2)	$180 - $210 million
Net interest expense	Approximately $77 million
Depreciation, depletion and accretion	$125 - $135 million
Capital expenditures(3)	$30 - $40 million
Committed federal coal lease payments	$69 million

(1)               Inclusive of intersegment sales.

(2)               Non-GAAP financial measure; please see definition below in this release.

(3)               Excluding federal coal lease payments.

Conference Call Details

A conference call with management is scheduled at 5:00 p.m. ET on July 29, 2014 to review the results and current business conditions.  The call will be webcast live over the Internet from our website at www.cloudpeakenergy.com under “Investor Relations”.  Participants should follow the instructions provided on the website for downloading and installing the audio applications necessary to join the webcast.  Interested individuals also can access the live conference call via telephone at 866.318.8619 (domestic) or 617.399.5138 (international) and entering pass code 48968231.

Following the live webcast, a replay will be available at the same URL on our website for seven days.  A telephonic replay will also be available approximately two hours after the call and can be accessed by dialing 888.286.8010 (domestic) or 617.801.6888 (international) and entering pass code 62392508.  The telephonic replay will be available for seven days.

About Cloud Peak Energy®

Cloud Peak Energy Inc. (NYSE:CLD) is headquartered in Wyoming and is one of the largest U.S. coal producers and the only pure-play Powder River Basin (PRB) coal company.  As one of the safest coal producers in the nation, Cloud Peak Energy mines low sulfur, subbituminous coal and provides logistics supply services. The Company owns and operates three surface coal mines in the PRB, the lowest cost major coal producing region in the nation. The Antelope and Cordero Rojo mines are located in Wyoming and the Spring Creek mine is located in Montana.  In 2013, Cloud Peak Energy shipped 86.0 million tons from its three mines to customers located throughout the U.S. and around the world.  Cloud Peak Energy also owns rights to substantial undeveloped coal and complimentary surface assets in the Northern PRB, further building the Company’s long-term position to serve Asian export and domestic customers.  With approximately 1,700 total employees, the Company is widely recognized for its exemplary performance in its safety and environmental programs. Cloud Peak Energy is a sustainable fuel supplier for approximately four percent of the nation’s electricity.

Cautionary Note Regarding Forward-Looking Statements

This release and our related presentation contain “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements are not statements of historical facts and often contain words such as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “estimate,” “seek,” “could,” “should,” “intend,” “potential,” or words of similar meaning.  Forward-looking statements are based on management’s current expectations, beliefs, assumptions and estimates regarding our company, industry, economic conditions, government regulations, energy policies and other factors.  Forward-looking statements may include, for example: (1) our outlook for 2014 and future periods for our company, the PRB and the industry in general, and our operational, financial and export guidance, including any development of future terminal capacity or increased access to existing or future capacity; (2) anticipated economic conditions and demand by domestic and Asian utilities, including the anticipated impact on demand driven by regulatory developments and uncertainties; (3) the impact of competition from natural gas and other alternative sources of energy used to generate electricity; (4) coal stockpile and natural gas storage levels and the impacts on future demand and pricing; (5) our plans to replace and/or grow our coal tons; (6) business development and growth initiatives; (7) operational plans for our mines, including anticipated production decreases at our Cordero Rojo Mine; (8) our cost management efforts; (9) industry estimates of the EIA and other third party sources; (10) estimated Tax Receivable Agreement liabilities; (11) our estimates of the quality and quantity of economic coal associated with our development projects, the potential development of our Youngs Creek and other NPRB assets, and our potential exercise of options for Crow Tribal coal; (12) our future liquidity; (13) anticipated improvements in rail performance; and (14) other statements regarding our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other matters that do not relate strictly to historical facts.  These statements are subject to significant risks, uncertainties, and assumptions that are difficult to predict and could cause actual results to differ materially and adversely from those expressed or implied in the forward-looking statements.  Factors that could adversely affect our future results include, for example, (a) future economic and weather conditions; (b) coal-fired power plant capacity and utilization, demand for our coal by the domestic electric generation industry, Asian export demand and terminal capacity and the prices we receive for our coal and our logistics services; (c) reductions or deferrals of purchases by major customers and our ability to renew sales contracts; (d) competition from other coal producers, natural gas producers and other sources of energy, domestically and internationally; (e) environmental, health, safety, endangered species or other legislation, regulations, treaties, court decisions or government actions, or related third-party legal challenges or changes in interpretations, including new requirements or uncertainties affecting the use, demand or price for coal or imposing additional costs, liabilities or restrictions on our mining operations, the utility industry or the logistics, transportation and terminal industries; (f) public perceptions, third-party legal challenges or governmental actions and energy policies relating to concerns about climate change, air and water quality or other environmental considerations, including emissions restrictions and governmental subsidies or mandates that make wind, solar or other alternative fuel sources more cost-effective and competitive with coal; (g) operational, geological, equipment, permit, labor, weather-related and other risks inherent in surface coal mining; (h) our ability to efficiently and safely conduct our mining operations; (i) transportation and export terminal availability, performance and costs; (j) availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires; (k) our ability to acquire future coal tons through the federal LBA process and necessary surface rights and permits in a timely and cost-effective manner and the impact of third-party legal challenges; (l) access to capital and credit markets and availability and costs of credit, surety bonds, letters of credit, and insurance; (m) litigation and other contingent liabilities; (n) proposed Pacific Northwest export terminals are not developed in a timely manner or at all, or are developed at a smaller capacity than planned, or we are unable to finalize and enter into definitive throughput agreements for potential future capacity at proposed terminals, including the Gateway Pacific Terminal; (o) future development and operating costs for our development projects significantly exceed our expectations; and (p) other risk factors described from time to time in the reports and registration statements we file with the Securities and Exchange Commission, including those in Item 1A - Risk Factors in our most recent Form 10-K and any updates thereto in our Forms 10-Q and Forms 8-K.  There may be other risks and uncertainties that are not currently known to us or that we currently believe are not material.  We make forward-looking statements based on currently available information, and we assume no obligation to, and expressly disclaim any obligation to, update or revise publicly any forward-looking statements made in this release or our related presentation, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

This release and our related presentation include the non-GAAP financial measures of (1) Adjusted EBITDA (on a consolidated basis and for our reporting segments) and (2) Adjusted Earnings Per Share (“Adjusted EPS”).  Adjusted EBITDA and Adjusted EPS are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles in the U.S. (“GAAP”).  A quantitative reconciliation of historical net income (loss) to Adjusted EBITDA and EPS (as defined below) to Adjusted EPS is found in the tables accompanying this release.

EBITDA represents net income (loss) or income (loss) from continuing operations, as applicable, before (1) interest income (expense) net, (2) income tax provision, (3) depreciation and depletion, (4) amortization, and (5) accretion.  Adjusted EBITDA represents EBITDA as further adjusted to exclude specifically identified items that management believes do not directly reflect our core operations.  For the periods presented herein, the specifically identified items are: (1) adjustments to exclude the updates to the tax agreement liability, including tax impacts of our 2009 initial public offering and 2010 secondary offering, (2) adjustments for derivative financial instruments, excluding fair value mark-to-market gains or losses and including cash amounts received or paid, and (3) adjustments to exclude a significant broker contract that expired in the first quarter of 2010.  Because of the inherent uncertainty related to the items identified above, management does not believe it is able to provide a meaningful forecast of the comparable GAAP measures or reconciliation to any forecasted GAAP measures.

Adjusted EPS represents diluted earnings (loss) per common share attributable to controlling interest, or diluted earnings (loss) per common share attributable to controlling interest from continuing operations, as applicable (“EPS”), adjusted to exclude (i) the estimated per share impact of the same specifically identified items used to calculate Adjusted EBITDA as described above, and (ii) the cash and non-cash interest expense associated with the early retirement of debt and refinancing transactions.  All items are adjusted at the statutory tax rate of approximately 36 percent.

Adjusted EBITDA is an additional tool intended to assist our management in comparing our performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect our core operations.  Adjusted EBITDA is a metric intended to assist management in evaluating operating performance, comparing performance across periods, planning and forecasting future business operations and helping determine levels of operating and capital investments.  Period-to-period comparisons of Adjusted EBITDA are intended to help our management identify and assess additional trends potentially impacting our company that may not be shown solely by period-to-period comparisons of net income (loss) or income (loss) from continuing operations.  Our chief operating decision maker uses Adjusted EBITDA as a measure of segment performance.  Consolidated Adjusted EBITDA is also used as part of our incentive compensation program for our executive officers and others.

We believe Adjusted EBITDA and Adjusted EPS are also useful to investors, analysts and other external users of our consolidated financial statements in evaluating our operating performance from period to period and comparing our performance to similar operating results of other relevant companies.  Adjusted EBITDA allows investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and depletion, amortization and accretion and other specifically identified items that are not considered to directly reflect our core operations.  Similarly, we believe our use of Adjusted EPS provides an appropriate measure to use in assessing our performance across periods given that this measure provides an adjustment for certain specifically identified significant items that are not considered to directly reflect our core operations, the magnitude of which may vary significantly from period to period and, thereby, have a disproportionate effect on the earnings per share reported for a given period.

Our management recognizes that using Adjusted EBITDA and Adjusted EPS as performance measures has inherent limitations as compared to net income (loss), income (loss) from continuing operations, EPS or other GAAP financial measures, as these non-GAAP measures exclude certain items, including items that are recurring in nature, which may be meaningful to investors.  Adjusted EBITDA and Adjusted EPS should not be considered in isolation and do not purport to be alternatives to net income (loss), income (loss) from continuing operations, EPS or other GAAP financial measures as a measure of our operating performance.  Because not all companies use identical calculations, our presentations of Adjusted EBITDA and Adjusted EPS may not be comparable to other similarly titled measures of other companies.  Moreover, our presentation of Adjusted EBITDA is different than EBITDA as defined in our debt financing agreements.

SOURCE:  Cloud Peak Energy

Cloud Peak Energy Inc.

Karla Kimrey, 720-566-2932

Vice President, Investor Relations

CLOUD PEAK ENERGY INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF

OPERATIONS AND COMPREHENSIVE INCOME

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenue	$320,850	$329,996	$639,916	$668,048
Costs and expenses
Cost of product sold (exclusive of depreciation, depletion, and accretion, shown separately)	270,121	281,603	542,060	557,631
Depreciation and depletion	29,200	25,459	56,128	48,671
Accretion	4,088	4,126	8,217	8,253
Derivative financial instruments	(2,803)	(12,284)	(15,537)	(25,936)
Selling, general and administrative expenses	12,483	12,834	24,924	26,442
Other operating costs	333	1,191	573	1,301
Total costs and expenses	313,422	312,929	616,365	616,362
Operating income	7,428	17,067	23,551	51,686
Other income (expense)
Interest income	61	63	185	188
Interest expense	(13,813)	(10,315)	(51,807)	(20,799)
Other, net	233	43	(231)	(198)
Total other income (expense)	(13,519)	(10,209)	(51,853)	(20,809)
Income (loss) before income tax provision and earnings from unconsolidated affiliates	(6,091)	6,858	(28,302)	30,877
Income tax benefit (expense)	3,489	(2,462)	9,979	(11,297)
Earnings from unconsolidated affiliates, net of tax	454	313	549	524
Net income (loss)	(2,148)	4,709	(17,774)	20,104
Other comprehensive income (loss)
Postretirement medical plan amortization of prior service costs	247	444	494	888
Postretirement medical plan adjustment	—	—	—	30
Income tax on postretirement medical plan and pension adjustments	(89)	(160)	(178)	(330)
Other comprehensive income (loss)	158	284	316	588
Total comprehensive income (loss)	$(1,990)	$4,993	$(17,458)	$20,692

Income (loss) per common share
Basic	$(0.04)	$0.08	$(0.29)	$0.33
Diluted	$(0.04)	$0.08	$(0.29)	$0.33
Weighted-average shares outstanding - basic	60,818	60,629	60,779	60,619
Weighted-average shares outstanding - diluted	60,818	61,165	60,779	61,123

CLOUD PEAK ENERGY INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30,	December 31,
	2014	2013
	(unaudited)	(audited)
ASSETS
Current assets
Cash and cash equivalents	$225,484	$231,633
Investments in marketable securities	—	80,687
Accounts receivable	74,208	74,068
Due from related parties	2,537	742
Inventories, net	84,252	80,144
Deferred income taxes	18,015	18,326
Derivative financial instruments	30,060	26,420
Other assets	22,000	19,541
Total current assets	456,556	531,561

Noncurrent assets
Property, plant and equipment, net	1,601,748	1,654,014
Goodwill	35,634	35,634
Deferred income taxes	100,857	91,361
Other assets	51,364	44,855
Total assets	$2,246,159	$2,357,425

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$52,938	$59,046
Royalties and production taxes	124,011	131,917
Accrued expenses	48,951	41,463
Current portion of tax agreement liability	13,504	13,504
Current portion of federal coal lease obligations	58,958	58,958
Other liabilities	2,624	2,513
Total current liabilities	300,986	307,401

Noncurrent liabilities
Tax agreement liability, net of current portion	90,091	90,091
Senior notes	498,361	596,974
Federal coal lease obligations, net of current portion	63,970	63,970
Asset retirement obligations, net of current portion	250,458	246,081
Other liabilities	54,528	50,859
Total liabilities	1,258,394	1,355,376

Equity
Common stock ($0.01 par value; 200,000 shares authorized; 61,360 and 61,296 shares issued and 60,929 and 60,896 outstanding at June 30, 2014 and December 31, 2013, respectively)	609	609
Treasury stock, at cost (431 shares and 400 shares at June 30, 2014 and December 31, 2013, respectively)	(6,243)	(5,667)
Additional paid-in capital	563,352	559,602
Retained earnings	440,010	457,784
Accumulated other comprehensive income (loss)	(9,963)	(10,279)
Total equity	987,765	1,002,049
Total liabilities and equity	$2,246,159	$2,357,425

CLOUD PEAK ENERGY INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months Ended
	June 30,
	2014	2013
Cash flows from operating activities
Net income (loss)	$(17,774)	$20,104
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and depletion	56,128	48,671
Accretion	8,217	8,253
Earnings from unconsolidated affiliates, net of tax	(549)	(524)
Distributions of income from unconsolidated affiliates	1,250	2,000
Deferred income taxes	(9,979)	10,114
Equity-based compensation expense	3,779	3,747
Derivative mark-to-market (gains) losses	(15,537)	(25,936)
Non-cash interest expense related to early retirement of debt and refinancings	7,338	—
Other	6,123	6,879
Changes in operating assets and liabilities:
Accounts receivable	(140)	(19,909)
Inventories, net	(4,110)	(833)
Due to or from related parties	(1,795)	725
Other assets	(2,459)	(10,587)
Accounts payable and accrued expenses	(6,448)	(371)
Asset retirement obligations	(561)	(555)
Cash received (paid) for derivative financial instruments	11,898	2,529
Net cash provided by (used in) operating activities	35,381	44,307

Investing activities
Purchases of property, plant and equipment	(7,146)	(24,475)
Cash paid for capitalized interest	(46)	(8,263)
Investments in marketable securities	(8,159)	(32,961)
Maturity and redemption of investments	88,845	32,801
Investment in development projects	(1,500)	(4,087)
Return of partnership escrow	—	4,468
Other	268	63
Net cash provided by (used in) investing activities	72,262	(32,454)

Financing activities
Principal payments on federal coal leases	—	(8,852)
Issuance of senior notes	200,000	—
Repayment of senior notes	(300,000)	—
Payment of deferred financing costs	(13,598)	(865)
Other	(194)	(80)
Net cash provided by (used in) financing activities	(113,792)	(9,797)

Net increase (decrease) in cash and cash equivalents	(6,149)	2,056
Cash and cash equivalents at beginning of period	231,633	197,691
Cash and cash equivalents at end of period	$225,484	$199,747

Supplemental cash flow disclosures
Interest paid	$19,477	$27,259
Income taxes paid (refunded)	$(5,798)	$10,377
Supplemental noncash investing and financing activities
Non-cash interest capitalized	$20	$8,240
Capital expenditures included in accounts payable	$915	$7,194
Assets acquired under capital leases	$1,209	$7,601

CLOUD PEAK ENERGY INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

(in millions, except per share data)

Adjusted EBITDA

	Three Months Ended
	June 30,
	2014		2013
Net income (loss)		$(2.1)		$4.7
Interest income		(0.1)		(0.1)
Interest expense		13.8		10.3
Income tax (benefit) expense		(3.5)		2.5
Depreciation and depletion		29.2		25.5
Accretion		4.1		4.1
EBITDA		41.4		47.0
Tax agreement expense (benefit) (1)		—		—
Derivative financial instruments:
Exclusion of fair value mark-to-market losses (gains)(2)	$(2.8)		$(12.3)
Inclusion of cash amounts received (paid)(3)	6.6		2.6
Total derivative financial instruments		3.8		(9.7)
Expired significant broker contract		—		—
Adjusted EBITDA		$45.2		$37.3

Adjusted EBITDA

	Six Months Ended
	June 30,
	2014		2013
Net income (loss)		$(17.8)		$20.1
Interest income		(0.2)		(0.2)
Interest expense		51.8		20.8
Income tax (benefit) expense		(10.0)		11.3
Depreciation and depletion		56.1		48.7
Accretion		8.2		8.3
EBITDA		88.2		108.9
Tax agreement expense (benefit) (1)		—		—
Derivative financial instruments:
Exclusion of fair value mark-to-market losses (gains) (2)	$(15.5)		$(25.9)
Inclusion of cash amounts received (paid)(3)	11.9		2.5
Total derivative financial instruments		(3.6)		(23.4)
Expired significant broker contract		—		—
Adjusted EBITDA		$84.6		$85.5

(1)         Changes to related deferred taxes are included in income tax expense.

(2)         Derivative fair value mark-to-market (gains) losses reflected on the statement of operations.

(3)         Derivative cash gains and losses reflected within operating cash flows.

Adjusted EPS

	Three Months Ended
	June 30,
	2014		2013
Diluted earnings (loss) per common share		$(0.04)		$0.08
Tax agreement expense (benefit) including tax impacts of IPO and Secondary Offering		—		—
Derivative financial instruments:
Exclusion of fair value mark-to-market losses (gains)	$(0.03)		$(0.13)
Inclusion of cash amounts received (paid)	0.08		0.03
Total derivative financial instruments		0.05		(0.10)
Refinancing transaction:
Exclusion of cash interest for early retirement of debt	—		—
Exclusion of non-cash interest for deferred finance fee write-off	—		—
Total refinancing transaction		—		—
Expired significant broker contract		—		—
Adjusted EPS		$0.01		$(0.02)
Weighted-average dilutive shares outstanding (in millions)		60.8		61.2

Adjusted EPS

	Six Months Ended
	June 30,
	2014		2013
Diluted earnings per common share		$(0.29)		$0.33
Tax agreement expense including tax impacts of IPO and Secondary Offering		—		—
Derivative financial instruments:
Exclusion of fair value mark-to-market gains	$(0.16)		$(0.27)
Inclusion of cash amounts received	0.12		0.03
Total derivative financial instruments		(0.04)		(0.25)
Refinancing transaction:
Exclusion of cash interest for early retirement of debt	0.15		—
Exclusion of non-cash interest for deferred finance fee write-off	0.08		—
Total refinancing transaction		0.23		—
Expired significant broker contract		—		—
Adjusted EPS		$(0.10)		$0.08
Weighted-average dilutive shares outstanding (in millions)		60.8		61.1

Adjusted EBITDA by Segment

	Three Months Ended
	June 30,
	2014		2013
Owned and Operated Mines
Adjusted EBITDA		$42.0		$34.2
Depreciation and depletion		(28.4)		(23.9)
Accretion		(2.9)		(2.8)
Derivative financial instruments:
Exclusion of fair value mark-to-market gains (losses)	$(0.7)		$(0.1)
Inclusion of cash amounts (received) paid	0.8		0.1
Total derivative financial instruments		0.1		—
Other		(0.3)		(0.1)
Operating income (loss)		10.5		7.4

Logistics and Related Activities
Adjusted EBITDA		2.7		2.8
Derivative financial instruments:
Exclusion of fair value mark-to-market gains (losses)	3.5		12.4
Inclusion of cash amounts (received) paid	(7.5)		(2.6)
Total derivative financial instruments		(4.0)		9.8
Operating income (loss)		(1.3)		12.5

Corporate and Other
Adjusted EBITDA		1.4		0.2
Depreciation and depletion		(0.8)		(1.5)
Accretion		(1.2)		(1.3)
Other		(0.4)		(0.3)
Operating income (loss)		(1.0)		(2.8)

Eliminations
Adjusted EBITDA		(0.8)		—
Operating loss		(0.8)		—
Consolidated operating income		7.4		17.1
Interest income		0.1		0.1
Interest expense		(13.8)		(10.3)
Other, net		0.2		—
Income tax (expense) benefit		3.5		(2.5)
Earnings from unconsolidated affiliates, net of tax		0.5		0.3
Net income (loss)		$(2.1)		$4.7

Adjusted EBITDA by Segment

	Six Months Ended
	June 30,
	2014		2013
Owned and Operated Mines
Adjusted EBITDA	$	$83.2		$79.9
Depreciation and depletion		(54.8)		(47.2)
Accretion		(5.9)		(5.7)
Derivative financial instruments:
Exclusion of fair value mark-to-market gains (losses)	$1.5		$(0.2)
Inclusion of cash amounts (received) paid	(1.0)		0.1
Total derivative financial instruments		0.5		(0.1)
Other		(0.4)		0.2
Operating income (loss)		22.6		27.1

Logistics and Related Activities
Adjusted EBITDA		3.1		4.1
Derivative financial instruments:
Exclusion of fair value mark-to-market gains (losses)	14.1		26.2
Inclusion of cash amounts (received) paid	(10.9)		(2.6)
Total derivative financial instruments		3.2		23.6
Operating income (loss)		6.2		27.6

Corporate and Other
Adjusted EBITDA		(0.4)		1.7
Depreciation and depletion		(1.3)		(1.5)
Accretion		(2.3)		(2.6)
Other		(0.1)		(0.5)
Operating income (loss)		(4.1)		(2.9)

Eliminations
Adjusted EBITDA		(1.2)		(0.2)
Operating loss		(1.2)		(0.2)
Consolidated operating income		23.6		51.7
Interest income		0.2		0.2
Interest expense		(51.8)		(20.8)
Other, net		(0.2)		(0.2)
Income tax (expense) benefit		10.0		(11.3)
Earnings from unconsolidated affiliates, net of tax		0.6		0.5
Net income (loss)		$(17.8)		$20.1

Tons Sold

(in thousands)

	Q2	Q1	Q4	Q3	Q2	Q1	Year	Year
	2014	2014	2013	2013	2013	2013	2013	2012
Mine
Antelope	8,085	8,288	7,945	7,952	7,371	8,087	31,354	34,316
Cordero Rojo	8,551	8,447	9,027	10,054	8,359	9,231	36,671	39,205
Spring Creek	3,953	3,710	4,765	5,140	4,362	3,742	18,009	17,102
Decker (50% interest)	385	272	483	489	382	165	1,519	1,441
Total	20,974	20,716	22,220	23,635	20,473	21,224	87,552	92,064